Exhibit B

AMENDED AND RESTATED TRUST BENEFICIARY LIST

Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts”, and individually, as a “Dolan Children Trust”).

The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary
Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan

Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan

Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	Deborah A. Dolan-Sweeney

For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. The Current Beneficiary of each Dolan Children Trust has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her trust. In the event that a Current Beneficiary becomes a Trustee of his or her trust, distributions of income and principal to the Current Beneficiary will be made in the discretion of the non-beneficiary Trustee. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.

The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.

Kathleen M. Dolan is the sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust (together, the “CFD 1989 Grandchildren Trusts” and individually, a “CFD 1989 Grandchild Trust”). All of the net income of the relevant CFD 1989 Grandchild Trust is distributed to the respective beneficiary. In addition, during the continuance of the relevant CFD 1989 Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD 1989 Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD 1989 Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD 1989 Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD 1989 Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.

Each of Mary S. Dolan and Corby Dolan Leinauer (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). The property held in the 2009 Family Trusts is held in separate trusts, such that there is one trust in respect of each living child of Charles F. Dolan. The beneficiaries of each trust are the child for whom the trust was set apart and his or her descendants (each, a “Beneficiary”). As a 2009 Family Trustee, Mary S. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. Corby Dolan Leinauer, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts. During the life of each child of Charles F. Dolan, distributions of income and principal of his or her trust can be made in the discretion of Mary S. Dolan and Corby Dolan Leinauer, as 2009 Family Trustees, among the Beneficiaries of each such trust. Each child of Charles F. Dolan has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her 2009 Family Trust. In the event that a Beneficiary becomes a Trustee of his or her 2009 Family Trust, distributions of income and principal from such 2009 Family Trust will be made in the discretion of the non-beneficiary Trustee. Each child of Charles F. Dolan has a testamentary power of appointment over the 2009 Family Trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the 2009 Family Trusts. Upon the death of a child of Charles F. Dolan, the 2009 Family Trustees will distribute any remaining unappointed trust principal of such trust in continuing trust for such child’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (ii) the first day of the subsequent calendar year. The portion of the right of withdrawal that lapses on each such date is the greater of $5,000 and five percent of the value of the trust principal. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including securities of the Issuer held by the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Mary S. Dolan and Corby Dolan Leinauer, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.

The following table lists each 2009 Family Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries
CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan and his descendants

CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan and his descendants

CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan

CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan and her descendants

CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber and her descendants

CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney and her descendants

Each of Paul J. Dolan and Mary S. Dolan is currently a Trustee of the Kathleen M. Dolan 2012 Descendants Trust. Richard Baccari is currently the sole Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust (each of the foregoing trusts a “2012 Descendants Trust” and collectively, the “2012 Descendants Trusts” and each of Kathleen M. Dolan and Marianne E. Dolan Weber, the “Settlor”).

The beneficiaries of each 2012 Descendants Trust are the descendants of the Settlor of such trust as set forth in the table below (collectively, the “Beneficiaries”). Paul J. Dolan, as a Trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, has the shared power to vote and dispose of any shares held by such 2012 Descendants Trust. Mary S. Dolan, as a Trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, shares the power to vote and dispose of any shares held by such 2012 Descendants Trust. Richard Baccari, as the sole Trustee of the 2012 Descendants Trust for the benefit of the descendants of Marianne E. Dolan Weber, has the power to vote and dispose of any shares held by such 2012 Descendants Trust.

Distributions of income and/or principal of each 2012 Descendants Trust can be made in the discretion of its Trustee to any one or more of the Beneficiaries of each such trust, without equality of treatment. The Settlor of each 2012 Descendants Trust has the power to appoint additional or successor Trustees (not including himself or herself) and to remove Trustees of the 2012 Descendants Trust for the benefit of his or her descendants. After the death of the Settlor of a 2012 Descendants Trust, the adult children of the Settlor will have the power to appoint additional or successor Trustees (including themselves) of such trusts, and after their deaths, the adult grandchildren of the Settlor will have these powers. The Settlor of each 2012 Descendants Trust has the right to substitute assets with the 2012 Descendants Trust settled by him or her, subject to the reasonable satisfaction of the Trustee or Trustees of such trust that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Each 2012 Descendants Trust terminates on the earlier to occur of (1) the expiration of 21 years after the death of the last surviving descendant of Charles F. Dolan who was alive at the creation of the trust or (2) the death of the last surviving descendant of the Settlor. Upon such termination, any remaining trust assets will be distributed among the Settlor’s then living descendants as determined by the Trustee in the Trustee’s discretion. If there are no descendants of the Settlor then living, the remaining trust property will be divided into equal shares for the then living grandchildren of Charles F. Dolan or, if none, into equal shares for the next generation of the then living descendants of Charles F. Dolan and will be distributed to such persons or to any trust or trusts for their benefit. If there are no then living descendants of Charles F. Dolan, any remaining trust property will pass to a charitable organization or organizations.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the 2012 Descendants Trust of which he or she is a beneficiary that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following the Settlor’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. The portion of the right of withdrawal that lapses on each such date is the greater of $5,000 and five percent of the value of the trust principal. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary may be said to have a direct economic interest in assets of the trust in which he or she has a beneficial interest, including securities of the Issuer held by the 2012 Descendants Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, the Beneficiaries of the 2012 Descendants Trusts have only a contingent economic interest in any securities of the Issuer held by the 2012 Descendants Trusts because the Trustee or Trustees of each such trust has the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2012 Descendants Trust to the Beneficiaries.

The following table lists each 2012 Descendants Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries
Kathleen M. Dolan 2012 Descendants Trust	Kathleen M. Dolan’s descendants
Marianne E. Dolan Weber 2012 Descendants Trust	Marianne E. Dolan Weber’s descendants

3